Exhibit 10.27

MACY’S, INC.
CHANGE IN CONTROL PLAN
(Effective November 1, 2009)
(As Amended December 9, 2011)

1. Purpose of the Plan.

The Macy’s, Inc. Change in Control Plan (the “Plan”) is adopted by Macy’s, Inc. (the “Company”) to assist the Company in recruiting and retaining senior executives and/or key employees and to provide financial assistance and additional protection to certain senior executives and/or key employees of the Company, and its subsidiaries, divisions, or controlled affiliates (individually, a "Participating Employer," and collectively, the "Participating Employers") whose employment is involuntarily terminated by a Participating Employer (or who voluntarily terminates for “good reason”) under certain circumstances in connection with a Change in Control and who are not otherwise excluded as described below.

2. Definitions. In addition to the words and phrases defined in other sections of the Plan, the following words and phrases shall be defined as follows for purposes of the Plan.

“Board” means the Board of Directors of the Company.

“Cause,” as it relates to the termination of a Participant’s employment, means:

(i) An intentional act of fraud, embezzlement, theft or any other material violation of law in connection with the Participant’s duties or in the course of his employment with a Participating Employer:
(ii) Intentional wrongful damage to material assets of a Participating Employer;
(iii) Intentional wrongful disclosure of material confidential information of a Participating Employer;
(iv) Intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty;
(v) Intentional breach of any stated material employment policy of a Participating Employer;
(vi) Intentional neglect of duties and responsibilities; or
(vii) Breach of the nonsolicitation or trade secrets and confidential information provisions set forth in Sections 5 and 6 of this Plan.

No act, or failure to act, on the part of an Employee shall be deemed "intentional" if it was due primarily to an error in judgment or negligence but shall be deemed “intentional" only if done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Participating Employer. Failure to meet performance standards or objectives of a Participating Employer shall not, in and of itself, constitute Cause for purposes hereof.

Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" hereunder unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board at a meeting of the Board called and held, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or the Executive's beneficiaries to contest the validity or propriety of any such determination.

“Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control: (A) any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board (as defined in subsection (ii) below); (B) any acquisition of Voting Stock by any entity in which the Company, directly or indirectly, beneficially owns 50% or more ownership or other equity interest (a “Subsidiary”); (C) any acquisition of Voting Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (D) any acquisition of Voting Stock by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided further, that: (X) if any Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a transaction described in clause (A) of this subsection (i), and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than in an acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control; and (Y) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions approved by a majority of the Incumbent Board unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; or

(ii) Individuals who, on the Effective Date, constitute the Board of Directors of the Company (as modified by this subsection (ii), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board on the Effective Date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock, (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Competing Business” means

(i) any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined:

•	Abercrombie & Fitch

•	Bed, Bath & Beyond

•	Belk’s

•	Burlington Coat Factory

•	Bon-Ton Stores

•	Dillard’s

•	The Gap

•	J.C. Penney

•	Kohl’s

•	Limited Brands

•	Nordstrom

•	Neiman-Marcus

•	Ross Stores

•	Saks

•	Sears

•	Target

•	TJX

•	Walmart; or

(ii) any retailer that

1.	had annual revenues for its most recently completed fiscal year of at least $2.5 billion; and

2.
both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by a Participating Employer, and (ii) the revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Participating Employers' total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.

“Confidential Information” means any data or information that is material to the Company and not generally known to the public, including, without limitation: (i) price, cost, and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to the Company and the terms of vendor or consultant contracts or arrangements; (iii) lists of, and other information regarding, Customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about the Company’s employees and executives, as well as the Company’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

“Effective Date” means the effective date of the Plan set forth in Section 16.

“Executive” means an employee of a Participating Employer who is designated by the Board as being subject to section 16 of the Securities Exchange Act of 1934 (a “Section 16 officer”). In addition, “Executive” includes any other employee designated as an Executive by the

Compensation and Management Development Committee of the Board (the “CMD Committee”), provided that the Committee has not subsequently revoked such designation.

“Participant” means an Executive who is eligible for participation in the Plan and who has not ceased to be eligible for participation pursuant to Section 4(c).

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and also including proposed, temporary or final regulations or any other guidance, promulgated with respect to such Section by the Secretary of the Treasury or the Internal Revenue Service.

“Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the expiration of two years after the first occurrence of a Change in Control, and (ii) the Executive’s death.

3. Administration of the Plan

(a)    The Plan shall be administered by the Company. The Company, as plan administrator (the “Plan Administrator”), shall have the sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the claims procedure of the Plan.
(b)    The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.
4. Participation

(a) An Executive shall become a Participant in the Plan on the latest of (i) the Effective Date in the case of an Executive who is a Section 16 officer as of the Effective Date, (ii) the date the Executive is designated by the Board as a Section 16 officer, in the case of an Executive who is not a Section 16 officer on the Effective Date, or (iii) the date the Executive is designated for participation by the CMD Committee in the case of all other Executives. Notwithstanding the preceding, any Executive who, as of the date the Executive would otherwise become a Participant in the Plan, is covered by an employment agreement with a Participating Employer that provides for an extension of said agreement upon the occurrence of a Change in Control, shall become a Participant in the Plan upon the expiration of said employment agreement.
(b)Under no circumstances may a Participant receive severance benefits under more than one severance plan of the Participating Employers. Unless otherwise provided in the applicable plan, a Participant who is eligible for benefits under more than one plan shall receive benefits under the plan which provides the highest level of benefits. For purposes of this provision, a severance plan is a plan designed primarily to provide benefits payable in cash upon an employee’s involuntary termination from employment (including for this purpose termination in circumstances comparable to the circumstances described in Section 7(b)) and not a plan that provides either ancillary benefits upon involuntary termination (such as accelerated vesting under an equity program) or retirement benefits.
(c)If a Participant ceases to be an Executive prior to a Change in Control, the Participant will no longer be eligible to participate in the Plan. Such Participant’s participation in the Plan and eligibility for benefits hereunder, shall end on the date that is the first anniversary of the effective date of the Participant’s change in status.
5. Nonsolicitation

During the period of the Executive’s employment, and for a period of two years following termination of such employment (such period is referred to as the “No-recruit period”), the Participant will not solicit, either directly or indirectly, any person that he knows or should reasonably know to be an employee of the Company or any of its subsidiaries, divisions, or affiliates (whether such employees are now or hereafter through the No-recruit period so employed or engaged) to terminate their employment with the Company or any of its subsidiaries, divisions, or affiliates.

6. Confidential Information

A Participant shall not (either during the period of participation in the Plan or thereafter) without the consent of the Company disclose or provide to anyone, and will not use, modify, copy or adapt (except in the course of performing Participant’s duties for the Company) any of the Company’s Confidential Information.

7. Termination Following a Change in Control

(a)    A Participant whose employment is terminated during the Severance Period shall be entitled to the benefits described in Section 8 unless the Participant’s termination of employment occurs in connection with one of the following events:

(i)	The Participant’s voluntary resignation or retirement other than as provided in Section 7(b), below;

(ii)	The Participant’s death prior to the effective date of the Participant’s termination from employment;

(iii)	The Participant becoming permanently disabled within the meaning of the long-

term disability plan of the Company or any other Participating Employer in effect for, or applicable to, the Participant immediately prior to the effective date of the Participant’s termination from employment (whether or not the Participant actually enrolled in such long-term disability plan);

(iv)
The Participant’s termination from a Participating Employer in a transaction involving the sale or other disposition of a business of the Company where the Executive continues working for the acquiring entity; or

(v)	The Participant's termination of employment for Cause.

(b)    If one or more of the following events (regardless of whether any other reason, other than Cause, for termination exists or has occurred, including without limitation the Executive’s acceptance and/or commencement of other employment) occurs during the Severance Period and an event that constitutes Cause has not occurred, the Participant may terminate employment with the Participating Employer during the Severance Period (but after the correction period described below) and become entitled to the benefits provided by Section 8 if the Participant provides notice to the Company (in a manner consistent with a claim for benefits as provided for in Section 10) within 90 days following the occurrence of the event and the Company fails to make correction within 30 days following notice (and such termination shall be considered a termination for “good reason”):

(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	A material change in the geographic location at which the executive must perform the services; or

(iv)	Any other action or inaction that constitutes a material breach by a Participating Employer of an agreement under which the Executive provides services.

(c)    Any termination of the employment of the Participant or the occurrence of an event described in clauses (i) through (iv) of Section 7(b) following the commencement of any discussion with a third person that results in a Change in Control within 60 calendar days after the effective date of such termination or occurrence (which 60 calendar day period is referred to herein as the “Pre-Change in Control Protection Period”) will be deemed to have occurred after a Change in Control for purposes of this Plan.

8. Benefits

(a)    Participants who are eligible for benefits under Section 7 shall be entitled to a severance benefit equal to two times the sum of (i) the Participant's annual base salary rate in effect as of (A) the date of the first event constituting a Change in Control, (B) the date of the Participant’s termination of employment, or (C) if Section 7(c) applies, the date of the occurrence of the event described in Section 7(c), whichever is greater, and (ii) the Participant's average annual bonus (if any) received for the three full fiscal years of the Company immediately preceding the fiscal year in which the first event constituting a Change in Control occurs (provided that, if the Participant's termination of employment following a Change in Control or during the Pre-Change in Control Protection Period shall occur prior to the third anniversary of the Effective Date, the amount under this clause (ii) shall be the Participant’s target bonus for the fiscal year in which the Change of Control occurs). If, as of the Effective Date, a Participant is covered by an employment agreement with the Company that provides for severance payments in the event of involuntary termination, the severance benefit shall be reduced by the value of the maximum cumulative severance payments (if any) that could be made to the Participant under said agreement.

(b)    Executives who were Participants prior to December 9, 2011 who are eligible for benefits under Section 7 shall be entitled to an additional severance benefit equal to the value of the excess (if any) of (i) the lump sum value of the Participant’s retirement benefit (including any accruals under a qualified or nonqualified defined benefit pension plan and any non-matching, non-elective contributions, allocations or credits made by the Employer to a qualified or nonqualified defined contribution plan on behalf of the Participant) determined as if the Participant had earned an additional two years of service, over (ii) the lump sum value of the Participant’s retirement benefit determined as of the Participant’s termination.

(c)    If a Participant who is eligible for benefits under Section 7 does not, for a period of one year following the effective date of the Participant's termination from employment, render personal services to a Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof, the Participant shall be entitled to an additional noncompetition severance benefit equal to the sum of:

(i)	one-half of the amount determined under Section 8(a); and

(ii)
for those Executives who were Participants prior to December 9, 2011, an additional noncompetition severance benefit equal to the value of the excess of (A) the lump sum value of the Participant’s retirement benefit (including any accruals under a qualified or nonqualified defined benefit pension plan and any non-matching, non-elective contributions, allocations or credits made by the Employer to a qualified or nonqualified defined contribution plan on behalf of the Participant) determined as if the Participant had earned an additional one year of service, over (B) the lump sum value of the Participant’s retirement benefit determined as of the effective date of the Participant’s termination..

(d)    If a Participant who is entitled to benefits under Section 7 dies following his or her termination from employment, but prior to receipt of the severance payment provided in Sections 8(a) and (b), payment of such severance amounts shall be made to the Participant’s estate. If a Participant dies during the one-year period following the effective date of the Participant’s termination from employment following a Change in Control without having engaged in an activity that preclude payment of the additional noncompetition severance benefits under Section 8(c), his estate shall be entitled to a pro-rata portion of the additional noncompetition severance benefit described in Section 8(c).

(e)    For purposes of determining the additional noncompetition severance benefit under Section 8(b) and/or 8(c)(ii), above, the following assumptions shall be used;

(i)	The Participant continued to work through the date that is the second anniversary of the effective date of the Participant’s termination from employment;

(ii)	The Participant received the same base compensation through the date described in (i), above, that the Participant was receiving at the Executive’s termination from employment;

(iii)
The Participant received a bonus for any fiscal year (or portion thereof) from the Executive’s termination from employment through the date described in (i), above, equal to the actual bonus (if any) that the participant receives for that year (even if paid after the Executive’s termination from employment); and

(iv)
The terms of the qualified defined benefit retirement plans, the nonqualified supplementary defined benefit retirement plans and profit sharing/401(k) plans maintained by the Company reflect the terms of such plans as those plans are amended from time to time through the date described in (i), above.

9. Form and Timing of Payment

(a)    All payments shall be made wholly in cash, less applicable withholding. Where payments are to be made within a fixed number of days following a specified date, the Participant shall not have the right to designate the taxable year of payment. Each payment under this Plan shall be a separate payment and not one of a series of payments.

(b)    Severance benefits payable under Sections 8(a) and (b) shall be paid in a single lump sum payment, less applicable withholding, in cash within 5 days after the effective date of the Participant’s severance from employment. The additional noncompetition severance benefit payable under Section 8(c) shall be paid in a single lump sum payment in cash within 5 days after the first anniversary of the effective date of the Participant's severance from employment.

(c)    Severance payments payable to the Participant’s estate under Section 8(d) shall be paid in a single lump sum payment, less applicable withholding, in cash no later than 60 days after the date of the Participant’s death. The pro-rata additional noncompetition severance benefits payable to the Participant’s estate under Section 8(d) shall be paid in a single lump sum payment in cash no later than 60 days after the date of the Participant’s death.

(d)    Severance benefits under Sections 8(a) and (b) that are payable to a Participant because of the Participant’s termination of employment or the occurrence of an event described in clauses (i) through (iv) of Section 7(b) during the Pre-Change in Control Protection Period shall be paid in a single lump sum payment, less applicable withholding, in cash within 5 days after the later of (i) the date on which the Change in Control occurs or (ii) the effective date of the Participant’s severance from employment. The additional noncompetition severance benefit payable under Section 8(c) to such a Participant shall be paid in a single lump sum payment in cash within 5 days after the first anniversary of the effective date of the Participant's severance from employment.

(e)    Payments made to Participants under the Plan shall not be considered compensation for purposes of the Company’s qualified or nonqualified retirement plans or its group health and welfare benefit plans.

10. Claims and Appeal Procedure

A Participant will be paid as provided in Sections 7, 8 and 9. No claim for benefits is necessary. If a Participant believes that he/she is due benefits that are not paid, he/she may file a claim with the Plan Administrator for those benefits. If any benefits are denied, either in whole or in part, the Plan Administrator will give the employee notice of the specific reason or reasons for the denial, along with reference to the pertinent plan provisions on which the denial is based. The plan administrator will also indicate what additional material or information, if any, is required to perfect the claim.

The Plan Administrator will generally provide notice of any decision denying the claim within 90 days after the claim is filed. If special circumstances require an extension of time to act on the claim, another 90 days will be allowed. If such an extension is required, the Plan Administrator will notify the employee before the end of the initial 90 day period.

If a Participant desires to appeal a claim denial because there is disagreement about the reason the claim is denied, the Participant must notify the Plan Administrator in writing within 60 days after the date the claim denial was sent to the Participant. A request for a review of the claim and for examination of any pertinent documents may be made by the Participant or by anyone authorized to act on the Participant’s behalf. The Participant or his/her representative should submit the reasons that he/she believes the claim should not have been denied, as well as any data, questions, or appropriate comments, in writing.

The Plan Administrator will notify the employee of the final decision within sixty (60) days after receipt of a written request for review unless special circumstances require an extension of time for processing, in which case a further sixty (60) days will be allowed.

Any claim for benefits, or appeal of the denial of a claim for benefits, shall be filed with:
Senior Human Resources Executive
Macy’s, Inc.
7 West Seventh Street
Cincinnati, OH 45202

with a copy to:
General Counsel
Macy’s, Inc.
7 West Seventh Street
Cincinnati, OH 45202

11. Limitation on Payments and Benefits

Notwithstanding anything to the contrary contained in this Plan, if, after taking into account all amounts or benefits to be paid or provided to the Executive under this Plan or other arrangement with any Participating Employer, any amount or benefit to be paid or provided to the Executive would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be so paid or provided under this Plan or other arrangement with a Participating Employer will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the Excise Tax, as defined below). The determination of whether any reduction in such payments or benefits to be provided under this Plan is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 11 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Plan. In the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Section 11, the Company will reduce the amount of the Executive’s severance benefit payable pursuant to Section 8(a). For purposes of this Section 11, “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, any similar tax imposed by state or local law, and any interest or penalties with respect to such tax.

12. Legal Fees and Expenses; Security

It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement, or defense of the Executive’s rights under this Plan by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Plan or in the event that the Company or any other person takes or threatens to take any action to declare this Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereinafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement, or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without regard to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay to the Executive and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing. Such payments shall be made no later than December 31 of the year following the year in the which the Executive incurs the expenses, provided that in no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year.

13. Miscellaneous Provisions

(a)     An Executive’s rights and interests under the Plan may not be assigned or transferred.

(b)     The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the claims procedure of the Plan, be final and binding on all persons.
(c)    The Participating Employer may withhold from any amounts payable under this Plan all federal, state, city, or other taxes that the Participating Employer is required to withhold pursuant to any law or government regulation or ruling.

14. Amendments and Termination.

The Company reserves the right, by action taken by the Incumbent Board, at any time and from time to time, in its sole discretion, to modify, amend or terminate this Plan. No amendment or termination may be made or effected (i) if it would cause the Plan to fail to comply with Section 409A or (ii) during the Severance Period without the consent of all Participants in the Plan at the time of the amendment or termination.

Any such amendment that has the effect of reducing the benefit to which a Participant would be entitled under Section 8 upon a termination following a Change in Control or during the Pre-Change in Control Protection Period, and any termination of the Plan, shall not become effective until 12 months following the date on which the Company adopts such amendment or termination, provided, however, that any amendment or termination which occurs within 12 months before a Change in Control will not become effective until the first day following the end of the Severance Period.

15. Governing Law; Plan Interpretation

The interpretation, performance, and enforcement of this Plan shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof. To the extent applicable, it is intended that the compensation arrangements under this Plan be in full compliance with Section 409A. This Plan shall be construed in a manner to give effect to such intention.

16. Effective Date of the Plan

The Plan shall be effective as of November 1, 2009.